UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 25, 2010 (March 22, 2010)

Asbury Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

2095 Premiere Parkway NW, Suite 300 Duluth, Georgia	30097
(Address of principal executive offices)	(Zip Code)

(770) 418-8200

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreement with Chief Executive Officer

Asbury Automotive Group, Inc. (the “Company”) and Charles Oglesby (“Mr. Oglesby”), the Chief Executive Officer and President of the Company, entered into an Amended and Restated Employment Agreement (the “Amended Agreement”) with respect to Mr. Oglesby’s employment by the Company, effective as of March 22, 2010. Mr. Oglesby’s original employment agreement with the Company was dated May 4, 2007, and subsequently amended on May 7, 2008 and March 31, 2009. The Amended Agreement amends certain provisions of the Amended Employment Agreement between the Company and Mr. Oglesby, dated as of March 31, 2009, and restates Mr. Oglesby’s employment arrangements with the Company.

The material changes made by the Amended Agreement are as follows:

•	Extension of the term of the Amended Agreement through May 4, 2012;

•

Revisions to Mr. Oglesby’s compensatory package, including an increase in annual base salary to $875,443, effective March 1, 2010, a reduction in his monthly automobile allowance from $2,000 to $1,000, the use of a demonstrator vehicle and the removal of provisions relating to relocation benefits; and

•

Revisions to Mr. Oglesby’s payments and treatment of deferred compensation and equity awards upon his “Retirement,” which is defined to be a termination other than due to death or “disability” or for “cause” (each, as defined in the Amended Agreement) on or after certain dates, provided that if Mr. Oglesby elects to retire he must provide at least 90 days written notice of his intention to retire and he must assist the Board in identifying and transitioning duties to a successor.

The Amended Agreement provides for the following retirement payments and provisions relating to deferred compensation and equity awards:

•

In the event of his Retirement on or after May 4, 2012, Mr. Oglesby will be entitled to (x) continuation of his base salary for 12 months at twice the rate then in effect, (y) an amount equal to 200% of his base salary, payable over the 12-month period following the first anniversary of such Retirement, and (z) an amount equal to a prorated portion of his base salary, payable over the 24-month period following such Retirement (clauses (x), (y) and (z), collectively, the “Retirement Pay”). In no event may the Retirement Pay exceed two and one-half times the sum of Mr. Oglesby’s base salary and target bonus in effect as of the date of such Retirement.

•

In the event Mr. Oglesby retires on or after May 4, 2010, but prior to May 4, 2012, (A) all of Mr. Oglesby’s unvested stock options granted prior to January 1, 2010, and any deferred compensation awarded, will automatically vest in full (and such options will remain exercisable for two years following such termination date), (B) any performance shares granted prior to January 1, 2010 will be treated in the same manner as if Mr. Oglesby’s employment was terminated by the Company (other than for cause) upon a change in control and will automatically vest in full. In the event Mr. Oglesby retires on or after May 4, 2012, he will be entitled to the accelerated vesting provided in clauses (A) and (B) in immediately above, and any outstanding shares of restricted stock granted prior to January 1, 2010 and Mr. Oglesby’s grant of 36,000 restricted stock units (issued to him on February 17, 2010 in connection with the reduction in his 2009 annual cash bonus award) will automatically vest in full.

•

With the exception of the award of 36,000 restricted stock units granted to Mr. Oglesby on February 17, 2010, the Amended Agreement does not provide for the acceleration of any equity awards granted to him on or after January 1, 2010.

The information set forth above is qualified in its entirety by reference to the Amended Agreement, which is filed as Exhibit 10.1 to this Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Asbury Automotive Group, Inc. and Charles Oglesby, dated March 22, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: March 25, 2010	By:	/s/ Elizabeth B. Chandler
	Name:	Elizabeth B. Chandler
	Title:	Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Asbury Automotive Group, Inc. and Charles Oglesby, dated March 22, 2010